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                                                                   Exhibit 99-1



XEROX CORPORATION SAVINGS PLAN
(formerly Xerox Corporation Profit Sharing and Savings Plan)

Financial Statements and Schedule




December 31, 2001 and 2000

(With Independent Auditors' Report Thereon)


XEROX CORPORATION SAVINGS PLAN
(formerly Xerox Corporation Profit Sharing and Savings Plan)

Statements of Net Assets Available for Plan Benefits


December 31, 2001 and 2000

(In thousands)

                                                    2001                2000
                                                                     (Restated)

Assets:
 Investment interest in Master
 Trust at fair value (Notes 2 and 5)             $3,217,629           3,260,929
 Participant loans receivable                        74,315              84,400

        Net assets available for benefits        $3,291,944           3,345,329


The accompanying notes are an integral part of these financial statements.

XEROX CORPORATION SAVINGS PLAN
(formerly Xerox Corporation Profit Sharing and Savings Plan)

Statement of Changes in Net Assets Available for Plan Benefits

Year ended December 31, 2001

(In thousands)

                                                     2001
Additions:
  Additions to net assets attributed to:
    Contributions:
      Participant                                  $166,776
      Rollovers (outside)                             5,763
      Rollovers (from other Company plans)           95,155

          Total contributions                       267,694

    Interest income on participant loans              7,808

          Total additions                           275,502

Deductions:
  Deductions from net assets attributed to:
  Net depreciation in fair value of
   investment interest in Master Trust,
   net of administrative expenses                   (10,966)
  Benefits paid to participants                    (313,519)
  Transfers out of Plan                              (4,402)

           Total deductions                        (328,887)


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Net decrease                                        (53,385)

Net assets available for benefits:
  Beginning of year, restated (Note 2)            3,345,329

  End of year                                    $3,291,944

The accompanying notes are an integral part of these financial statements.


XEROX CORPORATION SAVINGS PLAN
(formerly Xerox Corporation Profit Sharing and Savings Plan)

Notes to Financial Statements


December 31, 2001 and 2000

(1) Description of the Plan

The following description of the Xerox Corporation Savings Plan (formerly Xerox Corporation Profit Sharing and Savings Plan) (the "Plan") provides only general information. Participants should refer to the summary plan description and the plan document for a more complete description of the Plan's provisions.

(a) General

The Plan is a defined contribution plan covering substantially all full and part-time U.S. employees of Xerox Corporation (the "Company") and participating subsidiaries, except those covered by a collective bargaining agreement unless that agreement calls for participation in the Plan. Employees are automatically eligible to participate in the 401(k) savings portion of the Plan upon date of hire.

(b) Plan Amendments

In January 2001, the Xerox Corporation Savings Plan was amended to eliminate the cash/deferred component of profit sharing for all participants other than those covered by a collective bargaining agreement and those covered under the Plan's Schedule A, Contributions and Allocations for XESystems, Inc. employees.

Effective January 1, 2000, all employees of Tektronix pursuant to the terms of the Asset Purchase Agreement dated September 22, 1999 will receive credit for all hours of service for periods when employed by Tektronix for purposes of determining eligibility under this Plan. As of January 1, 2000, all assets of the accounts held under Tektronix 401(k) Plan for each participating employee were transferred to this Plan.

(c) Contributions

Subject to limits imposed by the Internal Revenue Code (the "Code"), eligible employees may contribute up to 18% of pay (as defined in the Plan) through a combination of before-tax and after-tax payroll deductions. Participants direct the investment of their contributions into various investment options offered by the Plan.

(d) Vesting of Benefits

Participants are vested immediately in their contributions and actual earnings thereon.

(e) Payment of Benefits

Upon termination of service, a participant may elect to defer receipt of benefits, receive either a lump-sum amount equal to the value of his or her account, or may purchase an annuity payable from a life insurance company. There were no benefits payable at December 31, 2001 and 2000.

(f) Participant Loans

Participants are permitted to borrow from their accounts subject to limitations set forth in the plan document. The loans are payable over terms up to 14.5 years and bear interest at the quarterly Citibank commercial prime rate in effect at the time of loan issuance plus 1%. Principal and interest payments on the loans are redeposited into the participants' accounts based on their current investment allocation elections.

(g) Administration


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The Company is responsible for the general administration of the Plan and for carrying out the Plan provisions. The trustee of the Plan is State Street Bank and Trust Company. Hewitt Associates is the recordkeeper of the Plan.

(h)  Plan Termination

The Plan was established with the expectation that it will continue indefinitely. In the event of a full or partial termination of the Plan, the rights of all affected participants in the value of their accounts would be nonforfeitable.

(2)      Prior Year Restatement

The statement of net assets available for plan benefits as of December 31, 2000 has been restated to reflect a correction in the allocation of Master Trust investments between the Plan and The Profit Sharing Plan of Xerox Corporation and The Xerographic Division, Union of Needletrades, Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C. as of December 31, 2000 as follows:


Investment interest in Master Trust, as previously reported       $3,281,373

Restatement adjustment - correction in allocation
 of the investment interest in Master Trust                          (20,444)

Investment interest in Master Trust, restated                     $3,260,929

(3) Summary of Accounting Principles and Practices

(a) Basis of Accounting

The Plan's financial statements are prepared under the accrual basis of accounting.

(b) Benefit Payments

Benefit payments are recorded when paid.

(c) Contributions

Contributions are recorded when withheld from participants' pay.

(d) Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

(e) Basis of Presentation

The assets of the Plan are held in the Xerox Corporation Trust Agreement to Fund Retirement Plans (the "Master Trust"). The value of the Plan's interest in the Master Trust is based on the beginning of year value of the Plan's interest in the trust, plus actual contributions and investment income based on participant account balances, less actual distribution and allocated administrative expenses. For financial reporting purposes, income on plan assets and any realized or unrealized gains or losses on such assets in the Master Trust are allocated to the Plan based on participant account balances.

(f) Valuation of Investments

Plan assets in the Master Trust are reported at fair market value using quoted prices in an active market, if available. Non-readily marketable investments are carried at estimated fair value. Participant loans are valued at cost, which approximates fair value.

(g) Administrative Expenses

Certain administrative expenses are paid by the Company.


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(h) Risks and Uncertainties

Investments are exposed to various risks, such as interest rate and market. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that the changes in risks in the near term would materially affect the amount reported in the statements of assets available for benefits and the statement of changes in net assets available for benefits.


(i) Net Depreciation in Fair Value of Investment Interest in Master Trust

The statement of changes in net assets available for benefits includes the net depreciation in fair value of investment interest in Master Trust. Such depreciation consists of the Plan's share of the interest and unrealized appreciation or depreciation on those investments.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Derivative investments are marked to market on a daily basis which is reported as margin variation on futures contracts in the statement of changes in net assets of the Master Trust.


(4) Federal Income Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated March 31, 1998, that the Plan and related Master Trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

(5) Master Trust

As discussed in Note 3, the Plan participates in the Master Trust. The following Xerox employee benefit plans represent the following percentages in the Master Trust as of December 31:


                                                                  2001     2000

Xerox Corporation Savings Plan                                    41.3%    37.1%

The Profit Sharing Plan of Xerox Corporation and The
Xerographic Division, Union of Needletrades, Industrial
and Textile Employees, A.F.L. - C.I.O. - C.L.C.                    3.0%     2.7%

Xerox Corporation Retirement Income Guarantee Plan                51.2%    54.7%

Retirement Income Guarantee Plan of Xerox Corporation and
The Xerographic Division, Union of Needletrades, Industrial
and Textile Employees, A.F.L. - C.I.O. - C.L.C.                    4.5%     5.5%


The following financial information is presented for the Master Trust.


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Statement of Net Assets of the Master Trust is as follows (in thousands) at:

                                                         December 31,
                                                      2001         2000

Assets:

  Cash                                              $    -            9,632

  Investments at fair value:
   At quoted market value -
    Short-term investments                            507,104       496,313
    Fixed income investments                        1,558,989     3,132,867
    Xerox common stock                                334,459       133,329
    Equity securities                               5,252,596     5,012,687
   At estimated fair value -
    Interests in real estate trusts                     2,025         2,336
    Other investments                                 275,272       467,956

  Receivables:
    Accrued interest and dividends                     25,516        40,013
    Receivable for securities sold                    962,158     1,038,910
    Other receivables                                      60           168

       Total assets                                 8,918,179    10,334,211

Liabilities:

  Payable for securities purchased                  1,123,575     1,547,926
  Other                                                 8,516         6,812

       Total liabilities                            1,132,091     1,554,738

       Net assets available for benefits           $7,786,088     8,779,473

Statement of changes in net assets of the Master Trust for the year ended December 31, 2001 is as follows (in thousands):

Additions to net assets attributable to:
  Transfers into Master Trust                          $992,772
Investment earnings:
  Interest and dividends                                200,572
  Net depreciation of investments                      (587,297)
  Margin variation on futures contracts                  (5,088)
  Other                                                   9,753

       Total investment earnings                       (382,060)

       Total additions                                  610,712

Deductions from net assets attributable to:
  Transfers out of Master Trust                      (1,561,410)
  Administrative expenses                               (42,687)

        Total deductions                             (1,604,097)

Net decrease                                           (993,385)

Net assets available for benefits:
  Beginning of year                                   8,779,473

  End of year                                        $7,786,088

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The Finance Committee of the Xerox Board of Directors approves the overall investment strategy for the Master Trust investments, including the broad guidelines under which they are managed. The Finance Committee consists of four members of the Xerox Corporation Board of Directors, none of whom are officers of Xerox Corporation. The Xerox Corporate Treasurer chairs the Fiduciary Investment Review Committee, which is composed of corporate officers who oversee the management of the funds on a regular basis. As of October 26, 2001, Xerox retained General Motors Asset Management and its affiliates to provide investment services to the Plan, including investment management, asset allocation, research, and the selection, evaluation, and monitoring of investment managers.



During 2001, the Master Trust's investments (including investments bought, sold, as well as held during the year) appreciated (depreciated) in value by ($587,297) (in thousands) as follows:

                                                           December 31, 2001

Investments at quoted market value:

  Short-term and fixed income investments                       $  58,934
  Xerox common stock                                              182,131
  Other equity investments                                       (760,270)

Investments at estimated fair value:
  Interest in real estate trusts                                     (311)
  Interest in other investments                                   (67,781)

                                                                $(587,297)

(6) Subsequent Event

In April 2002, pursuant to an order by the Securities and Exchange Commission, the Plan notified participants that the Xerox Stock Fund was restricted from additional contributions or transfers to the fund until certain filing requirements were met by the plan sponsor. During the period of restriction, participants' contributions to this fund were diverted to the "Balanced Fund - More Stocks" which contributions, at the direction of participants, could be transferred to other funds (other than the Xerox Stock Fund). These restrictions did not apply to transfers out of the fund or changes in investment elections by the participants and the restrictions were removed once the sponsor satisfied the filing requirements in early July 2002. At that time, the prior elections for salary deductions and loan repayments directed to the Xerox Stock Fund were reinstated, unless participants had altered their investment elections during the time that such restrictions were in effect, and elective transfers into the Xerox Stock Fund once again became available.

XEROX CORPORATION SAVINGS PLAN
(formerly Xerox Corporation Profit Sharing and Savings Plan)

Schedule of Assets (Held at End of Year)                              Schedule I

December 31, 2001


Identity of issuer,       Description of
borrower, lessor,         investment including
or similar party          maturity date,
                          rate of interest,
                          collateral, par or                          Current
                          maturity value                 Cost          value

Investment in Master    Xerox Corporation Trust
Trust                    Agreement to Fund
                         Retirement Plans               $  **     $3,217,629,002

*Participant loans      Loans to Plan participants,
receivable               maturity dates through
                         May 31, 2012, interest rates
                         from 7% to 11.5% per annum        -          74,314,984



 *Party-in-interest.
**Cost information is not required for participant-directed investments.

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Independent Auditors' Report


To the Participants and Administrator of Xerox Corporation Savings Plan
(formerly Xerox Corporation Profit Sharing and Savings Plan):

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Xerox Corporation Savings Plan (formerly Xerox Corporation Profit Sharing and Savings Plan) (the "Plan") at December 31, 2001 and 2000, and the changes in net assets available for benefits for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As discussed in Note 2 to the financial statements, the Plan has restated the accompanying statement of net assets available for benefits as of December 31, 2000, previously audited by other independent accountants, to correct a misallocation of Master Trust investments between the Xerox Corporation Savings Plan (formerly Xerox Corporation Profit Sharing and Savings Plan) and The Profit Sharing Plan of Xerox Corporation and The Xerographic Division, Union of Needletrades, Industrial and Textile Employees, A.F.L. - C.I.O. - C.L.C.

/s/ PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP

Florham Park, New Jersey
July 3, 2002